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EXHIBIT 99
PRESS RELEASE




Contact: Leslie Medalie, Debbie Weisberg, Laura Rossi Totten, Sharyn Frankel Leary & Co., Inc. Public Relations
           781-455-8784, 401-521-0947



NE RESTAURANT COMPANY, INC. (NERCO) OF MAYNARD, MA
SELLS CHILI'S AND ON THE BORDER RESTAURANTS
         TO FRANCHISOR BRINKER INTERNATIONAL, INC. OF DALLAS, TEXAS FOR $93 MILLION

     --NERCO TO FOCUS EXCLUSIVELY ON EXPANDING BERTUCCI'S BRICK OVEN PIZZERIA--


MAYNARD, MA (April 12, 2001) - Privately held NE Restaurant Company, Inc. (NERCO) announced today the completion of its $93 million sale of 40 Chili's and 7 On The Border restaurants to the chains' franchisor Brinker International, Inc. (EAT; NYSE) of Dallas, Texas. The sale will allow NERCO to focus exclusively on the rapid expansion of Bertucci's Brick Oven Pizzeria.

         "The sale of NERCO's Chili's and On the Border restaurants is a strategic move for our company," explains NERCO Executive Vice President and President of Bertucci's Rick Barbrick. "We have had tremendous success operating all three concepts over the past several years, but we recognize that the Bertucci's concept is truly limitless in its potential. This sale provides us with capital and resources to take this outstanding concept coast-to-coast."

         Bertucci's operates 73 restaurants in 9 states and the District of Columbia with plans for additional openings including alternative venue expansion. The restaurants are known for their old-world brick oven cooking and authentic Italian cuisine served in a casual dining atmosphere. Presently plans call for additional Bertucci's openings in Canton and Westborough, Massachusetts and Southington, Connecticut.

         The first Bertucci's Brick Oven Pizzeria opened in Somerville, MA in 1981 and was soon followed by restaurants throughout New England and the mid-Atlantic corridor. In 1998, NERCO purchased Bertucci's and took the company private.

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         The sale of NERCO's two other holdings - Chili's and On the Border
-provides additional resources and a greater concentration on the Bertucci's expansion. Maynard-based NERCO has aggressive growth plans for the successful restaurant group.

         The cornerstone of the Bertucci's concept is its brick oven pizza. Indeed all pizzas, panini breads, vegetables and meatballs are roasted in each restaurant's wood or gas-fired brick oven. In the past year, Bertucci's has also added over twenty-five new menu items, including exciting new appetizers, salads, pizzas and authentic Italian entree and pasta dishes. Seasonal menu changes create guest excitement and diversity, making Bertucci's far more than a pizzeria.

         A new Bertucci's restaurant prototype recently opened in Danbury, Connecticut on January 30, 2001. The restaurant features an enhanced carryout area and an Italian Market offering take-home products such as specialty olive oils and balsamic vinegars, prepared salads, pastas, desserts, pizza dough, sauces and more. The restaurant is reminiscent of a visit to Tuscany with authentic Italian decor including handcrafted imported chairs, Italian tile and other regional artifacts. In addition to fine-tuning the chain's prototype, the franchising of the brick oven pizzeria concept and "grab and go" airport locations are being considered. "Bertucci's is poised to become a NATIONAL casual dining concept, built on the foundation of our authentic brick oven pizza," explains Rick Barbrick. "We have tremendous interest from outside parties to help us take this concept across the country and around the globe. Our options are limitless. As we continue to expand Bertucci's, we'll always remember that our guests choose Bertucci's for our brick oven pizzas and authentic pastas - served in a vibrant, friendly atmosphere. Whether for dine-in or carry out, the Bertucci's name has become synonymous with authentic Italian food at value prices."

         For more information call 781-455-8784, ext. 28.